UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
       RIGGIO,    CHRIS    A

       110 ALDER WAY
       LONGMONT,     CO    80503
      USA
2. Date of Event Requiring Statement (Month/Day/Year)
     FEBRUARY 24, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
       ONLINE POWER SUPPLY, INC.
       OPWR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
     VP RESEARCH & DEVELOPMENT
6. If Amendment, Date of Original (Month/Day/Year)
     MARCH 6, 2000
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
    $.0001 Par Value Common Stock          |415,813               |D               |                                               |
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    $.0001 Par Value Common Stock          |85,000                |I               |By spouse                                      |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
   Right to Buy (ISOP) (|12/16/98 |12/15/01 |$.0001 Par Value Common|25,000   |$2.87     |D            |                           |
a)                      |         |         | Stock                 |         |          |             |                           |
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   Right to Buy (ISOP) (|12/14/99 |12/13/09 |$.0001 Par Value Common|11,032   |$5.62     |D            |                           |
a)                      |         |         | Stock                 |         |          |             |                           |
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   Right to Buy (Nonqual|09/01/00 |08/31/09 |$.0001 Par Value Common|500,000  |$3.00     |D            |                           |
ified) (b)              |         |         | Stock                 |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This amendment is being filed to include stock options inadvertently not report on the original filing and to correct expiration dates of those previously reported.
(a) Stock options exempt under Rule 16b-3 and granted under the Issuer's Incentive Stock Option Plan ("ISOP"), which Plan is qualified under Section
422 of the Internal Revenue
Code.
(b) Stock options exempt under Rule 16b-3. The stock options were not issued under the Issuer's Incentive Stock Option Plan ("ISOP"), which Plan is qualified under Section 422 of the Internal Revenue Code. Options were granted on September 1, 1999 and vest 20% annually beginning on
September 1, 2000. Each vested portion of the option has a five year exercisable term.
SIGNATURE OF REPORTING PERSON
  /s/   CHRIS RIGGIO
DATE
 November 10, 2000